Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pathway Capital Opportunity Fund, Inc.

New York, New York

We hereby consent to the use, in this registration statement on Form N-2 for Triton Pacific Investment Corporation, Inc. (the “Registration Statement”), of our report dated August 29, 2018 relating to the June 30, 2018 financial statements of Pathway Capital Opportunity Fund, Inc. (the “Fund”), which is contained in such Registration Statement filed on March 13, 2019. Our report contains an explanatory paragraph regarding the Fund’s ability to continue as a going concern.

We also consent to the use of our report dated March 13, 2019, relating to the Senior Securities table on page 105 of this Registration Statement on Form N-2, which is contained in Exhibit (n)(3) to the Registration Statements and reference to our firm under the caption “Independent Registered Public Accounting Firms”.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

March 13, 2019